Genesys Industries Announces Appointment of Mr. Evan Schick as Head of Corporate Finance.

NEW YORK, NY – February 13, 2020 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN – a diversified precision products manufacturer today announced the appointment of Evan Schick to the newly created position of Head of Corporate Finance. Mr. Schick will be primarily responsible for M&A processes, due diligence, financial modeling and Capital Formation. He will be based out of the company’s head office in Florida.

Schick was previously an Internal Consultant with DWS Group, the asset management division of Deutsche Bank, where he actively advised a range of clients on strategies regarding a wide variety of financial securities. Schick has previously held positions in fixed-income analysis and econometric research. Schick is FINRA Series 7 and FINRA 63 licensed and holds a bachelor’s of science in economics and a bachelor’s of science in statistics, both from the University of Missouri.

Company Spokesperson, commented: “We are pleased to welcome Mr. Evan Schick to our management team. He joins us at an ideal time as the company embarks on strategic initiatives including scaling up its revenues and operations. Evan brings to Genesys important experience and depth of knowledge in M&A, Securities Offerings including Regulation CF. He is licensed Series 7 & 63.”

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products.   The company is a vertically integrated precision products manufacturer with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aviation, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

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